Exhibit 99.2

News Release

Media Relations Contacts:

MeeLin Nakata

Peregrine Systems, Inc.

(858) 720-5609

meelin.nakata@peregrine.com

Linda Findley

Text 100

415-836-5990

peregrine@text100.com

Investor Relations

Contact:

Heidi Flannery

Ficomm

(503) 203-8808 ext. 103 heidi.flannery@ficomm.com

FOR IMMEDIATE RELEASE

Peregrine Systems® to Provide Business Update on its Strategic and Operational Initiatives

SAN DIEGO, Jan. 14, 2005 — Peregrine Systems, Inc. (OTC: PRGN), a leading provider of asset and service management solutions, will host a conference call on Thursday, Jan. 20, at 2:00 p.m. PST (5:00 p.m. EST) to provide a business update for investors, customers, partners and other stakeholders.

During the conference call, John Mutch, Peregrine president and CEO, plans to provide an update on the quarter ended Dec. 31, 2004 as well as strategic and operational initiatives for the remaining quarter of the fiscal year.  The company does not plan to discuss its financial condition or address questions during this call.

The company is making steady progress to become current in the filing of its periodic reports with the U.S. Securities and Exchange Commission.  In the last two months, Peregrine filed its historical quarterly reports on Form 10-Q for its fiscal 2004 quarters ended Sept. 30, 2003 and Dec. 31, 2003, as well as its annual report on Form 10-K for the fiscal year ended March 31, 2004.  The company is working as quickly as it can to file its quarterly reports on Form 10-Q for the fiscal 2005 quarters ended June 30, 2004 and Sept. 30, 2004.  However the company does not know when it will be in a position to file these reports.  Until the company’s periodic reports are current, investors will not have current financial information. For this reason, and based on the other risk factors described in the company’s fiscal year 2003 Form 10-K, Peregrine believes that trading in its securities at this time is highly speculative and involves a high degree of risk.

To participate in the conference call, please call 800-946-0720 or 719-457-2646.  A replay of the call, which can be accessed by calling 888-203-1112 or 719-457-0820, will be available until Jan. 27.  The confirmation code for both the live call and replay is 4471335.

About Peregrine Systems

Peregrine Systems Inc. develops enterprise software solutions that enable organizations to evolve their IT service and asset management practices for reduced costs, improved IT productivity and service, and lower risk. The company’s asset and service management offerings — ranging from Peregrine Asset Tracking and Peregrine Service Establishment to Peregrine Asset Optimization and Peregrine Service Optimization — address specific business problems. These solutions make it possible for IT organizations to maintain a changing IT infrastructure, manage their relationships with end-users and service providers, and gain greater visibility into how IT investments are performing. The Peregrine Evolution Model provides a roadmap for companies that want to systematically evolve the sophistication and effectiveness of their IT operating practices.

Founded in 1981, Peregrine Systems has sustained a rich tradition of delivering solutions with superior functionality to a broad segment of the global enterprise customer market. Headquartered in San Diego, Calif., the company conducts business from offices in the Americas, Europe, and Asia Pacific.  For more information, visit www.peregrine.com.

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Peregrine Systems is a registered trademark of Peregrine Systems, Inc. or its affiliates. All other marks are the property of their respective owner.

www.peregrine.com Peregrine Systems, Inc. 3611 Valley Centre Drive San Diego, CA 92130